Exhibits 5.02 and 8.01

[Letterhead of Thelen LLP]

September 22, 2008

Entergy Gulf States Louisiana, L.L.C.
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

We have acted as counsel for Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $375,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.000% Series due May 1, 2018 (the "Bonds"), and for the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture of Mortgage, dated as of September 1, 1926, as heretofore supplemented and modified (the "Indenture") between the Company and The Bank of New York Mellon, as Trustee, under which the Bonds are to be issued, in connection with an offer by the Company to issue the Bonds in exchange for its unregistered First Mortgage Bonds, 6.000% Series due May 1, 2018, which are currently outstanding in the same aggregate principal amount, as described in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the following opinions:

(1) The Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of the Company.

(2) The Registration Statement under the caption "Material United States Federal Income Tax Consequences" constitutes an accurate description, in general terms, of the indicated federal income tax consequences to holders of the Bonds of the exchange offer contemplated in the Registration Statement.

For purposes of the opinions expressed above, we have assumed (a) that the Bonds will be issued and delivered in accordance with appropriate action with regard to the issuance thereof by the Federal Energy Regulatory Commission and any other applicable regulatory body, sate or federal, and (b) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company or, if applicable, the Executive Committee thereof.

This opinion is limited to the laws of the States of New York and Louisiana and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Mark G. Otts, Senior Counsel - Corporate and Securities of Entergy Services, Inc. which is being filed as Exhibit 5.01 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibits 5.02 and 8.01 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen LLP

THELEN LLP